UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

GT ADVANCED TECHNOLOGIES INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities
On October 16, 2014, GT Advanced Technologies Inc. (the “Company”) issued Worker Adjustment and Retraining Notification (“WARN”) Act notices (the “WARN Act Notices”) to the employees of its facility in Mesa, Arizona ( the “Production Facility”) that it intends to wind down its operations at the Production Facility (the “Wind Down Operations”) in connection with its petition to the United States Bankruptcy Court for the District of New Hampshire for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code, which is more particularly described Item 1.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2014.
The WARN Act Notices announced that the Company plans to conduct a “mass layoff” of approximately 740 employees (the “Termination”) at its Production Facility, and that the Termination would be effective immediately. As a result of the Termination, the Company expects to incur costs of approximately $5.6 million in the fourth quarter of 2014 for one-time termination benefits. Following the Termination, the Company expects that approximately 70 employees will remain employed at the Production Facility to manage the Wind Down Operations.
In addition, as part of the Wind Down Operations, the Company will discontinue all sapphire growth and fabrication operations at the Production Facility. The Company estimates that it will incur charges related to asset impairments, inventory-related charges and facilities-related charges. The Company expects that most of these charges will be recognized in the fourth quarter of fiscal 2014. The Company is unable, at this time, to make a good faith estimate of the amount of these charges. Once the Company is able to formulate a good faith estimate of these charges, it will file an amendment to this Form 8-K disclosing such estimates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Date: October 22, 2014	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer,
General Counsel and Secretary